Exhibit 10.1

Share PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is entered into as of December 18, 2022, by and among:

(i)	Titan Innovations Ltd., an Israeli corporation, having its registered office at 26 Maskit St., Herzliya, Israel (“Purchaser”);

(ii)	Sky Sovereign Inc, a US company registered under the laws of Nevada and a wholly owned subsidiary of the Parent (as defined below), with its registered office at 5000 Quorum Drive, Dallas, TX 75254, USA (“Seller”);

(iii)	COMSovereign Holding Corp., a US public company registered under the laws of the state of Nevada, with its registered office at 5000 Quorum Drive, Dallas, TX 75254, USA (“Parent”);

(iv)	Sky Sapience Ltd., an Israeli company R.N. 514382829 (the “Company”).

(the Purchaser, the Seller and the Company may be addressed hereto as the “Parties” or each one alone the “Party”).

R E C I T A L S

WHEREAS, the Seller owns all the share capital of the Company on a Fully Diluted Basis1;

WHEREAS, the Purchaser is entering into this Agreement in order to acquire, at Closing, all of the Company’s issued and outstanding share capital on a Fully Diluted Basis immediately prior to Closing and upon the Closing (the “Company Shares”), (under the terms set forth below in this Agreement;

WHEREAS, the Seller desires to sell to Purchaser, and Purchaser desires to purchase all of the Company Shares held by Seller on the terms and conditions set forth in this Agreement, subject to the terms and conditions of this Agreement (the “Transactions”);

[1]	“Fully Diluted Basis” the corporation’s share capital on a fully diluted as-converted basis, including all shares (whether ordinary shares, preferred shares, or otherwise) which are issued, as well as all shares issuable assuming the exercise, conversion or exchange into shares of all warrants, options, notes, debentures, or other rights, securities, agreements or other commitments which by their terms are exchangeable, exercisable or convertible (taking into account anti-dilution or other similar rights), directly or indirectly, for or into share capital of the corporation, whether or not vested, and whether outstanding, promised or contingent (with such securities being calculated on an as-exercised, as-converted and as-exchangeable basis), and all shares reserved for issuance to the corporation’s and its subsidiaries’ employees, consultants, service providers and directors under the corporation’s share option/incentive plans and arrangements, whether or not any options thereunder are then outstanding or promised.

A G R E E M E N T

Now, therefore, in consideration of the mutual agreements and undertakings set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

Article 1
SALE AND PURCHASE OF SHARES

1.1 Purchase and Sale of Company Shares.

Subject to the terms and conditions set forth herein, at the Closing, the Purchaser will acquire the Company Shares held by the Seller for cash consideration as follows:

(i) the Seller shall sell, assign, transfer and convey to the Purchaser all of the Company Shares free and clear of all Encumbrances2;

(ii) the Seller shall deliver to Purchaser a share certificate (the “Certificate”) (or Affidavit) representing the Company Shares, together with a duly executed share transfer deed with respect to the Company Shares in the form attached hereto as Exhibit A;

(iii) the Purchaser shall purchase all of the Company Shares from the Seller;

(iv) The Purchaser shall deposit:

(a) an amount of USD 400,000 out of the Purchase Price, (the “First Escrow Amount”), by wire transfer of immediately available funds to the Escrow Agent, to be transferred and held in accordance with the terms, including timeline, of this Agreement and the Escrow Agreement by and among the Purchaser, the Seller, and the Escrow Agent in the form of Exhibit B attached hereto (the “Escrow Agreement”); (b) an amount of USD 350,000 out of the Purchase Price, (the “Second Escrow Amount”), by wire transfer to the Escrow Agent, to be transferred and held in accordance with the terms of this Agreement and the Escrow Agreement; (c) an amount of USD 450,000 (the “Payment Agent Amount”) to the Payment Agent, to be transferred and held in accordance with the terms, including timeline, of this Agreement and the Payment Agent Agreement by and among the Purchaser, the Seller, and the Payment Agent substantially in the form of Exhibit B1 attached hereto (the “Payment Agent Agreement”). Payment of the Escrow Amounts and the Payment Agent Amount (together the “Purchase Price”) as aforesaid shall constitute for all purposes herein payment to the Seller for the sale of the Company Shares.

[2]	“Encumbrance” means any claim, charge, community property interest, lease, covenant, easement, encumbrance, security interest, mortgage, lien, option, pledge, condition, equitable interest, encroachment, right of way, right of first refusal or other rights of others, or restriction of any kind (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law, but excluding any encumbrance, restriction or limitation imposed by the Transaction Documents themselves.

As soon as reasonably practicable after Purchaser makes the wire of each Escrow Amount and the Payment Agent Amount to the Escrow Agent and the Payment Agent (respectively), Purchaser shall provide the Seller and the Escrow Agent/Payment Agent with a copy of the wire transfer confirmation issued by the originating bank through which Purchaser effected such payment(s).

1.2 Sale of Systems.

At the Closing, the Purchaser shall purchase from the Seller, and the Seller shall sell to the Purchaser, as part of the Purchase Price, the systems detailed in Schedule 1.2, which are located in the U.S. (one in Arizona and one in Florida). Following the Closing, if so requested by Purchaser, the Seller and Parent will reasonably assist for those systems to be shipped to Israel, including applying all reasonable efforts with regards to filings required with the US government for the shipment of such systems. It is clarified that the export of the systems from the U.S. to Israel will be on the name of the Purchaser and at Purchaser’s sole cost. Seller and Parent make no warranties regarding the systems, except that they are duly kept in storage in the aforementioned states as evidenced by pictures or video footage of the systems to be sent to Purchaser prior to shipment, and further make no representation or warranties regarding the availability of any permits, licenses, or the like, to allow Purchaser to export the systems from the U.S. to Israel.

1.3 Payment Agent.

The Purchaser shall appoint ESOP Management and Trust Services Ltd., to act in two different capacities under this Agreement: as the payment agent (the “Payment Agent”), pursuant to the Payment Agent Agreement and the escrow agent (the “Escrow Agent”), pursuant to the Escrow Agreement, with the costs and expenses of such arrangements to be borne by the Purchaser. (i) At the Pre-Closing (as defined below), the Purchaser shall deliver to the Escrow Agent the First Escrow Amount. (ii) within 2 weeks from the wire of the First Escrow Amount, the Purchaser shall deliver to the Escrow Agent the Second Escrow Amount. (iii) At the Closing, the Purchaser shall deliver to the Payment Agent the Payment Agent Amount. Out of the Purchase Price, the Escrow Amounts will be directed towards payment of all of Company’s debt subject to and in accordance with the terms of the Escrow Agreement. The remainder (meaning the Payment Agent Amount) shall be transferred by the Payment Agent to the Seller in accordance with the terms of the Payment Agent Agreement. If the amounts to be paid from the Escrow Amount to debtors include VAT, the payees of the Escrow Amount shall issue applicable invoices to the Company, the Company will duly file for VAT return to the VAT authority, and when such VAT return is received by Purchaser, the Purchaser shall wire transfer of immediately available funds to the Payment Agent, for payment to the Seller in accordance with the Payment Agent Agreement, an amount equal to any VAT amount returned to the Company on account of such payments.

Article 2
THE CLOSING

2.1 Time and Place of Closing. Subject to the terms and conditions of this Agreement, the closing of the Transaction of this Agreement (the “Closing”) shall occur remotely, on such date and time as the Parties may agree upon, but not later than 3 days following the completion of all closing conditions set forth in Article 7 and Article 8 (the “Closing Date”). The Parties agree that any Party may, for purposes of the Closing, deliver electronically such documents, certificates or other instruments required to be delivered pursuant to this Agreement. All of the actions, transactions and deliveries to occur at the Closing as listed in Section 2.2 and 2.3 below will be deemed to have been taken, occurred or been delivered simultaneously and no action, transaction or delivery shall be deemed to have occurred or been delivered, unless and until all such actions and transactions have been completed and such deliveries made (unless waived in writing by the applicable Party).

2.1(A) Time and Place of Pre-Closing. Subject to the terms and conditions of this Agreement, the pre-closing phase of the Transaction of this Agreement (the “Pre-Closing”) shall occur remotely, on such date and time as the Parties may agree upon, but not later than 3 days following the completion of all closing conditions set forth in Article 7A and Article 8 (the “Pre-Closing Date”). The Parties agree that any Party may, for purposes of the Pre-Closing, deliver electronically such documents, certificates or other instruments required to be delivered pursuant to this Agreement. All of the actions, transactions and deliveries to occur at the Closing as listed in Section 2.2(A) and 2.3(A) below will be deemed to have been taken, occurred or been delivered simultaneously and no action, transaction or delivery shall be deemed to have occurred or been delivered, unless and until all such actions and transactions have been completed and such deliveries made (unless waived in writing by the applicable Party).

2.2 Closing Deliveries by Company and Seller. At the Closing, the Company and the Seller shall deliver the following items, duly executed by their intended signatory, all of which shall be in the applicable form attached hereto:

(a) Unanimous written resolutions of the both the Company’s and Seller’s board of directors and of the Company’s sole shareholder authorizing the execution, delivery and performance of this Agreement and all other Transaction Documents3; It is agreed that these resolutions shall be provided by the Seller to the Purchaser concurrently with the execution of this Agreement.

(b) Certificate representing the Company Shares to be sold to Purchaser at the Closing, which represents the remaining 59% of the Company Shares to be transferred to the Purchaser, in the form attached hereto as Schedule 2.2(b), accompanied by duly executed share transfer deed, representing such 59% of the Company Shares;

If any share certificate shall have been lost, stolen or destroyed or never issued, then, instead of such certificate, the Seller shall provide to the Purchaser an affidavit of that fact (an “Affidavit”).

(c) The shareholders register updated to reflect the sale of all of the Company Shares in the form attached hereto as Schedule 2.2(c)(i), plus share certificates representing the shares to be held by the Purchaser upon Closing in the form attached hereto as Schedule 2.2(c)(ii).

[3]	“Transaction Documents” means this Agreement and all documents, agreements, instruments and certificates executed and delivered in connection with the Closing, this Agreement and the transactions contemplated hereunder.

(d) All acknowledgements, approvals and consents listed on Schedule 2.2(d).

(e) An opinion, dated as of the Closing Date, from Fischer (FBC & Co.), the Company’s legal counsel, in the form attached as Exhibit C hereto, and a certification, dated as of the Closing Date, from the Parent’s and Seller’s US legal counsel, in the form attached as Exhibit C1 hereto.

(f) A certificate signed by the CEO, Joshua “Shuki” Rynski of the Company in the form attached hereto as Schedule 2.2(f) that:

(i) Confirms that the articles of association of the Company as in effect as of the Closing Date are the articles attached to such certificate.

(ii) Confirms the duly adoption of: (a) unanimous written resolutions of the Company’s board of directors and (b) unanimous written resolution of the sole shareholder of the Company authorizing the execution, delivery and performance of this Agreement, and all other Transaction Documents;

(iii) Confirming the absence of any Material Adverse Effect4 in the Company for the period between the date of signing this Agreement and the Closing Date.

(iv) Confirming that the representations and warranties of the Company made under Article 4 are true and correct in all material respects as of the date of the Closing with the same effect as though made on and as of the date of the Closing, except that representations and warranties which are qualified by a materiality qualification which shall be true and correct in all respects.

(v) Confirming that the Company has performed and complied, in all material respects, with all of the covenants, agreements, undertakings and conditions required to be performed and/or complied with at or prior to the Closing in all respects; and

[4]	“Material Adverse Effect” means with respect to the Company, any event, occurrence, change or effect that, when taken individually or together with all other adverse events, occurrences, changes and effects, has resulted or is reasonably likely (a) to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of the Company (taken as a whole) except to the extent any events, occurrences, changes and effects results from or is attributable to (i) changes in general economic conditions (provided that such change does not impact the Company in a disproportionate manner); (ii) changes affecting the industry in which the Company operate generally (provided that such change does not impact the Company in a disproportionate manner); (iii) any act of war, or terrorism or any military action but only to the extent that they do not have a disproportionate impact on the Company relative to other Persons in the applicable geographical area; (iv) changes in applicable Laws or GAAP, or (b) to prevent or materially delay the consummation of the Transactions or otherwise prevent the Company, Sellers from performing its obligations under this Agreement.

(vi) Confirming that the Company has obtained any and all consents, permits and waivers necessary for consummation of the transactions contemplated by this Agreement as detailed in Section 7.2.

(g) A certificate of good standing (that the Company is not a “law violating company” pursuant to the records of the Registrar of Companies).

(h) Duly executed copies of the Employment Agreement in substantially the form of Exhibit D, (collectively, the “Purchaser Employment Package”), to become effective upon the Closing, signed by Ethan Chamlevski (the “Key Employee”) on the one hand, and the Company, on the other hand;

(i) The resignation of each director and officer of the Company who is listed in Exhibit E hereto effective as of the Closing Date.

(j) The Payment Agent Agreement duly executed by the Seller.

(k) The Escrow Agreement duly executed by the Escrow Agent and the Seller.

(l) Such other certificates, documents or instruments as may reasonably be requested by Purchaser in order to ensure the validity of the Transactions contemplated by this Agreement.

(m) The Charge Agreements duly executed by the Company and the Seller.

2.2(A) Pre-Closing Deliveries by Company and Seller. At the Pre-Closing, the Company and the Seller shall deliver the following items, duly executed by their intended signatory, all of which shall be in the applicable form attached hereto:

(a) The items specified in Sections 2.2(a), 2.2(d), 2.2(e), 2.2(f), 2.2(g), 2.2(h), 2.2(i), 2.2(j) and 2.2(k);

(b) (i) a certificate representing 22% of the Company Shares to be transferred to the Purchaser free and clear of any Encumbrance at the Pre-Closing in the form attached hereto as Schedule 2.2(b), accompanied by duly executed share transfer deed, representing such 22% of the Company Shares; and (ii) a certificate representing 19% of the Company Shares to be transferred to the Purchaser free and clear of any Encumbrance at upon the release by the Escrow Agent of the Second Escrow Amount in accordance with the Escrow Agreement, accompanied by duly executed share transfer deed, representing such 19% of the Company Shares.

(c) The shareholders register updated to reflect the transfer of such 22% and thereafter such 19% of the Company Shares in the form attached hereto as Schedule 2.2(A)(c).

It is clarified that the share certificates, share transfer deeds and shareholders registries, will be held by the Escrow Agent, pending its release to the Purchaser in accordance with the Escrow Agreement.

2.3 Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to the Company and the Seller:

(a) written confirmation from the Payment Agent of the receipt of payments and deposits as contemplated by Section 1.1;

(b) copy of the Payment Agent Agreement, duly executed by Purchaser and the Payment Agent;

(c) copy of the Escrow Agreement, duly executed by Purchaser;

(d) copy of shareholders resolution of the Company appointing new director(s) to the board of directors on behalf of the Purchaser and amending the Company’s signature rights;

(e) copy of the Charge Agreements, duly executed by Purchaser.

2.3(A) Pre-Closing Deliveries by Purchaser. At the Pre-Closing, Purchaser shall deliver to the Company:

(a) written confirmation from the Escrow Agent of the receipt of payment and deposit as contemplated by Section 1.1(iv)(a);

(b) The items specified in Sections 2.3(b) and 2.3(c);

2.4 Payment of the 600,000 Payment. Additional consideration in the amount of USD 600,000 (the “600,000 Payment”) plus annual interest of US Prime + 2%, shall be transferred by the Purchaser to the Payment Agent for disbursement to the Seller within 24 months of Closing, in one or more installments. At the Closing, the Parties will execute, deliver and, right after the Closing file with the Israeli Registrar of Companies, the USPTO and UCC, charge agreement over the Company’s Intellectual Property, such charge to be removed only after the payment by the Purchaser to the Seller of the 600,000 Payment, less any debts that will be paid out of the 600,000 Payment pursuant to the terms of this Agreement (the “Charge Agreements”). The Cost of the Charge Agreements will be paid 50% by each of the Seller and Purchaser.

Article 3
REPRESENTATIONS AND WARRANTIES of the Seller

3.1 Except as otherwise indicated in the Disclosure Schedule5, the Seller represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing and acknowledges and confirms that the Purchaser is relying upon such representations and warranties in entering into this Agreement, as follows:

3.2 Organization and Qualifications. The Seller represents and warrants that it is duly organized validly existing under the Laws of the state indicated in Schedule 3.2, and is in good standing (where such concept is recognized) (and is not in any insolvency or liquidation proceedings – where such concept is not recognized), and has all requisite power and authority to own the Company Shares.

[5]	“Disclosure Schedule” means the Disclosure Schedules attached hereto.

3.3 Authority; Enforceability. The Seller has the legal capacity and all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation by the Seller of the Transactions has been duly and validly authorized by all requisite actions including any shareholder vote, as applicable, and no other proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the Transactions. This Agreement and the other Transaction Documents, as applicable, have been duly and validly executed and delivered by the Seller. This Agreement and the Transaction Documents constitute the legal, valid and binding obligation of the Seller, enforceable by Purchaser against it, in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.

3.4 No Conflicts; Required Consents. No consents from a third party (including Governmental Entity6) other than those set forth in Schedule 4.4 are required with respect to Seller’s execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions contemplated hereby and thereby. Other than as set forth in Schedule 4.4, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Seller do not and will not, with or without notice or lapse of time:

(a) Conflict with or violate any of the terms, conditions or provisions of its articles of association;

(b) conflict with or violate (with or without the giving of notice or the lapse of time or both), or require any consent, registration, declaration, approval, filing or notice under any Law7 applicable to the Seller or by which any property or asset of the Seller is bound or affected;

[6]	“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local (including, but not limited to, municipal, township or county), domestic or foreign, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law).

[7]	“Law” means any constitutional provision, statute or other law, rule, code, regulation, ordinance, or interpretation of any Governmental Entity and any Order all to the extent they are legally binding upon a Person.

(c) result in any breach of or constitute a default under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of the Seller pursuant to, any Contract8 or Permit9; or

(d) violate or conflict with any other restriction of any kind or character to which the Seller is subject; or require it to obtain any consent of, or make or deliver any filing or notice to, any third party (including Governmental Entity).

3.5 Capitalization. The Seller: (a) is the record and beneficial owner of all of the Company Shares, and (b) has good and marketable title to the Company Shares free and clear of any Encumbrance. No rights of any kind, written or oral, were granted to acquire from the Seller any of the Company Shares, or any other equity of the Company, except to the Purchaser as provided in this Agreement. The Seller has full power, right and authority, and any approval required by Law to make and enter into this Agreement and to sell, assign, transfer and deliver its Company Shares to Purchaser.

3.6 Legal Proceedings. The Seller has not received notice from any third party including Governmental Entity that consummation of the Transactions contemplated by this Agreement would constitute a violation of any Laws. There is no pending Order or Action10, or to the Seller’s Knowledge11 threatened, against or by the Seller adversely affecting any of the Company’s properties or assets or the consummation of the Transactions contemplated hereunder, nor does the Seller know of any basis therefor. There is no matter as to which the Seller has received any notice, claim or assertion, or, which otherwise has been threatened or initiated, against or by the Seller which notice, claim or assertion would affect any of the Company or any employee or agent of the Company, nor to the Seller’s Knowledge, are there any circumstances that could reasonably be expected to give rise to any such notice, claim or assertion.

[8]	“Contract” means any legally binding, written or oral contract, agreement, arrangement, bond, commitment, undertaking, derivative instrument, franchise, indenture, instrument, note, lease, deed, mortgage, license or other legally binding arrangement.

[9]	“Permit” means any license, permit, franchise, certificate of authority, registration, approval, consent or other authorization or any waiver of the foregoing, required to be issued by any Governmental Entity.

[10]	“Action” means any claim, action, cause of action, demand, complaint, investigation, inquiry, audit, notice of violation, petition, lawsuit, arbitration, proceeding, litigation, citation, summons, or subpoena, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

[11]	“Knowledge” or “knowledge” with respect to a Seller mean a fact, event, circumstance or occurrence or lack or omission thereof (an “Event”) when (a) such Event, is actually known by the Seller, or (b) such Event is reflected in one or more documents, visual or oral expressions that are available to the Seller and it would be reasonably expected of the Seller to review or be aware of them.

3.7 Accuracy of Certain Information. No representations, warranties and covenants by a Seller contained in this Article 3 of the Agreement, any Transaction Document (if applicable) or any certificate furnished or to be furnished by or on behalf of such Seller in connection herewith or pursuant hereto, contains or will contain at Closing any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

Article 4
REPRESENTATIONS AND WARRANTIES regarding the COMPANY

4.1 Except as otherwise indicated in the Disclosure Schedule, the Company represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing and acknowledges and confirms that the Purchaser is relying upon such representations and warranties in entering into this Agreement, as follows:

4.2 Organization and Qualifications. The Company is a private company, duly formed, organized and validly existing under the Laws of the state of Israel, is in good standing, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to conduct its business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by the Company or the nature of its business makes such qualification or licensing necessary. The Company has delivered to Purchaser complete and correct copies of its articles of association as amended through (and including) the date of this Agreement. The minute books of the Company which have been provided to the Purchaser reflect all resolutions that have been passed, enacted, consented to or adopted by the directors (or any committee thereof) or shareholders of the Company, in the last 5 years. The corporate records of the Company have been maintained in accordance with all applicable statutory requirements and are complete and accurate in all respects.

4.3 Authority; Enforceability. The Company has the legal capacity and all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions has been duly and validly authorized by all requisite action including any shareholder vote, as applicable, and no other proceedings is necessary to authorize this Agreement or to consummate the Transactions. This Agreement and the other Transaction Documents, as applicable, have been duly and validly executed and delivered by the Company. This Agreement and the Transaction Documents constitute the legal, valid and binding obligation of the Company enforceable by Purchaser against it in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.

4.4 No Conflicts; Required Consents. No consents/approvals/authorizations from, or filings with, any third party (including Governmental Entity) (for the avoidance of doubt, in Israel or abroad) other than those set forth in Schedule 4.4 are required on Company’s part with respect to the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions contemplated hereby and thereby. Except as set forth in Schedule 4.4 the execution, delivery and performance of this Agreement and the other Transaction Documents do not and will not at Closing, with or without notice or lapse of time:

(a) conflict with or violate (with or without the giving of notice or the lapse of time or both), or require any consent, registration, declaration, approval, filing or notice under, any Law applicable to the Company or Seller by which any property or asset of the Company is bound or affected;

(b) result in any material breach of or constitute a default under, or give to others any right of cancellation or termination (under the respective terms of the applicable Contract or Permit), amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of the Company, or result in waiver by the Company of any of its rights, pursuant to, any Contract or Permit; or

(c) violate or conflict with any other restriction of any kind or character to which the Company is subject; or require the Company to obtain any consent of, or make or deliver any filing or notice to, a Governmental Entity.

4.5 Subsidiaries. The Company has no subsidiaries/affiliates whatsoever, it does not hold any equity in any entity, whether a joint venture/partnership/subsidiary or other.

4.6 Capitalization. The authorized share capital of the Company is NIS 10,000 divided into 1,000,000 ordinary shares of NIS 0.01 par value each. The Company’s share capital on a Fully Diluted Basis and the recorded and beneficial holder thereof are as set forth in the capitalization table attached as Schedule 4.6.

4.7 Financial Statements; Changes; Contingencies.

(a) The Company’s audited consolidated annual financial statements for the year ended 31 December 2021 (the “Financial Statements”) will be, prior to Closing, attached as Schedule 4.7(a) to the Disclosure Schedule.

(b) The Financial Statements (a) have been prepared in accordance with the U.S. generally accepted accounting principles (hereinafter the “GAAP”12) and consistently applied throughout the period covered thereby; (b) are in accordance with the books and records of the Company, and (c) are true, accurate and complete in all material respect and fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein.

(c) Reserved.

(d) Other than as set forth in Schedule 4.7(d), the Company has no and shall have no (as of Closing) liabilities, or debts of any nature (including capital commitments), whether accrued, absolute or contingent; Notwithstanding the aforementioned, Schedule 4.7(d), also details the Companies liabilities accrued on November 2022, which, as agreed between the Parties will be paid 50% by each of the Seller and Purchaser. In addition, it is agreed that Purchaser shall bear the Company’s liabilities accrued in December 2022.

[12]	“GAAP” means generally accepted accounting principles in United States, as in effect from time to time, consistently applied.

(e) Except as set forth in Schedule 4.7 of the Disclosure Schedule, since 31 December 2021:

i. there has not been any material adverse change in the assets, liabilities, condition (financial or otherwise) or business of the Company from that reflected in the Financial Statements;

ii. there has not been any material damage, destruction or loss13, whether or not covered by insurance, adversely affecting the assets, properties, conditions (financial or otherwise), operating results or business of the Company, as such business is presently conducted;

iii. there has been no event, occurrence, change or effect that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to the Company;

iv. there has not been any change in status of any lien, claim or encumbrance or payment of any obligation by the Company, and in any event any such event that is individually or in the aggregate, adverse to the assets, properties, condition financial or otherwise), operating results or business of the Company, as such business is presently conducted and proposed to be conducted;

v. there have not been any loans made by the Company to its Employees14, officers or directors;

vi. The Company has not entered into any transaction with its officers, directors, or anyone related thereto;

vii. The Company has not entered into discussions or negotiations with any party with respect to any of the foregoing;

viii. there has not been any sale, transfer or lease of any of the Company’s assets, except in the ordinary course of business,

ix. there has not been any creation of mortgage or pledge or imposition of lien on, any of the Company’s assets (tangible or intangible), including Company’s securities;

x. there has not been any waiver by the Company of a material right or debt owed to it;

[13]	“Loss” means any judgment, cost, damage, claim, disbursement, expense, liability, loss, deficiency, Taxes, obligation, fines, including interest or other carrying costs, penalties, reasonable costs of legal, accounting and other professional fees and expenses, but excluding indirect damages (it is clarified that depreciation of value of the Company’s shares is not considered indirect damage).

[14]	“Employee” means any current employee of a Company.

xi. there has not been any material adverse change or amendment to a Material Contract or arrangement by which the Company or any of its respective assets or properties is bound or subject;

xii. there has not been any change in any compensation arrangement or agreement with any Employee of the Company there has not been any resignation or termination of employment of any employee or director of the Company;

xiii. there has not been any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

xiv. there has not been any change in the accounting principles or practices adopted by the Company; or

xv. there has not been any other event or condition of any character that is reasonably likely to have a material adverse effect on the assets, properties, condition (financial or otherwise), operating results or business of the Company, as such business is presently conducted.

xvi. The Company has not adopted, amended or terminated any employee remuneration related plan, or entered into any Employee employment contract, paid any special bonus or special remuneration to any director, officer or Employee, or increased their salaries or wage rates;

xvii. there has not been any agreement or commitment by the Company to do any of the things described in any of the Sub-sections (i) to (xvi) above.

(f) The books and records of the Company, including the corporate records such as minute books and stockholder records, are located on the premises of the Company.

4.8 Tax15 and Other Returns and Reports.

Except as set forth in Schedule 4.8:

(a) The Company has timely filed (taking into account extensions of time for filing, if any) all Tax Returns that any of them was required to file, and such Tax Returns16 are true, correct and complete in all respects. All Tax Returns filed by the Company are complete, accurate and correct in all material respects, and such Tax Returns correctly reflected the facts regarding the income, profits, gain, credits, net operating losses, carrybacks and carryforwards (and any limitations thereupon), business, assets, operations, activities, status and other matters of the Company and any other information required to be shown thereon.

(b) All Taxes which are due and owing and have been imposed on or with respect the Company, whether or not shown on any Tax Return, have been paid in full on a timely basis (taking into account any valid extensions), and no other Taxes relating to the Company are due and payable by the Company with respect to any period ending prior to the date of this Agreement.

(c) The Company is not the beneficiary of any extension of time within which to pay any Taxes or file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(d) The Company: (i) has complied in all material respects with all applicable legal requirements relating to the payment, reporting and withholding of Taxes (including from payments to subcontractors, consultants and lenders) and the maintenance of required records with respect thereto; (ii) has, within the time and in the manner prescribed by applicable legal requirements, withheld from employee wages or consulting compensation and timely paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable legal requirements, including income and employment Taxes, National Insurance deductions and all relevant income and employment Tax withholding legal requirements; and (iii) has timely filed all withholding and VAT Tax returns and reports, for all periods.

(e) There are no liens for Taxes on the assets of the Company, other than liens for Taxes not yet due and payable.

(f) No audit, enquiry or proceedings of any Tax Return of the Company is currently pending or is to the Company’s knowledge threatened. No claim has ever been made by any Governmental Entity in a jurisdiction where the Company do not file Tax Returns that such Company is or may be subject to taxation by that jurisdiction. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No issue has been subject to a discussion held between the Company and any taxing authority, or has been raised in writing by any taxing authority, in any prior examination of the Company with respect to the seven (7) most recent tax years ending prior to the date hereof.

[15]	“Tax” means (a) any foreign, federal, state, county or local income, sales and use, excise, franchise, license, environmental, customs duties, national insurance, social security (or similar), registration, value added, alternative or add-on minimum, real and personal property, transfer, gross receipt, stamp, natural resources, premium, windfall profit, capital stock, capital gains, production, business and occupation, disability, employment, employee, escheat, payroll, license, severance or withholding Tax or charge or adjustment imposed by any Governmental Entity, whether computed on a separate or consolidated, unitary, or combined basis or in any other manner, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person, including any interest and penalties (civil or criminal) and inflation linkage differentials related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability, (b) any liability for the payment of any amounts of the type described in (a) above as a result of being a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) above as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

[16]	“Tax Return” means a report, return, declaration, claim for refund or other information or documents (including any related or supporting schedules, statements or information) filed or required to be supplied to a Governmental Entity with respect to Taxes, and including any amendment thereof.

(g) Any unpaid Taxes reflected in the Financial Statements did not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect temporary differences between book and Tax income), and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice.

(h) The Company has complied in all material respects with all applicable Laws relating to the collection, payment withholding and reporting of taxes and has, within the time and the manner prescribed by Law, collected, withheld from and paid over to the proper Governmental Entities all amounts required to be so collected, withheld and paid under applicable Laws (including from payments to subcontractors, consultants, lenders and employee wages). The Company is not liable for any arrears of wages, compensation, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company has complied in all material respects with, and its records contain all information and documents necessary to materially comply with, all requirements of applicable Laws relating to information reporting and other similar filing requirements.

(i) All transactions with a Related Party (as such term is defined under the Israeli Code17) (or its equivalent under the local applicable laws) involving the Company are in compliance with applicable transfer pricing laws and regulations, are at arm’s length and are documented, in each case in accordance with applicable Law.

(j) The Company does not have a permanent establishment or other taxable presence (as determined pursuant to an applicable tax treaty or applicable foreign Law) in any country other than the country of its formation. There have been no discussions between the Company, on the one hand, and a tax authority, on the other hand, pertaining to, and no written claim has ever been made by a tax authority in, a jurisdiction in which the Company does not file tax returns that the Company is or may be subject to Tax in that jurisdiction nor is there a reasonable basis for any such claim. The Company is not or has never been subject to Tax in any country other than its country of incorporation.

(k) The Company is duly registered for the purposes of Israeli value added tax or its equivalent under the local applicable laws to the extent applicable, (“VAT”) and has complied in all respects with all requirements concerning value added taxes. The Company has never (i) made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975)(or its equivalent under the local applicable laws) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it; (ii) failed to collect and timely remit to the relevant tax authority all output VAT which it is required to collect and remit under any applicable Law; and (iii) refunded or deducted any amount of value added tax that it was not so entitled to deduct or refund.

[17]	“Israeli Code” means the Israeli Income Tax Ordinance of Israel [New Version], 1961, as amended, and the rules and regulations promulgated thereunder.

(l) The Company has not requested or received a ruling from the ITA (or the applicable local tax authority) or any Governmental Entity on behalf of itself or any of its employees or shareholders. The Company has never participated in or ever engaged in any transaction that required or will require special reporting in accordance with Section 131 of the Israeli Code and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting) (Temporary Provisions), 2006, regarding aggressive tax planning. The Company has not obtained an “Opinion”, as defined in Section 131D of the Ordinance, nor has it taken a position regarding taxation classified as a “Reportable Position”, as defined in Section 131E of the Ordinance. Same with respect to the equivalent under the local applicable laws.

(m) The Company is in compliance, in all material respects, with all terms and conditions of any tax exemptions, tax holiday or other tax reduction agreements, approvals or orders of any taxing authority. The Company has not been granted or has claimed any tax incentive, including grants or claims of “approved enterprise”, “benefitted enterprise” or “preferred enterprise” status. There has been no indication from any taxing authority that the consummation of the Transactions contemplated by this Agreement would adversely affect the ability of the Company to set off for tax purposes in the future any and all losses accumulated by the Company as of the Closing Date.

(n) The Company has delivered to Purchaser correct and complete copies of (i) all Tax Returns (including amended Tax Returns), examination reports, and statements of deficiencies assessed against or agreed to by the Company as of Year 2018 and ending on the Agreement date, (ii) any audit report issued relating to any Taxes due from or with respect to the Company, (iii) any closing or settlement agreements entered into by or with respect to the Company with any Governmental Entity, (iv) all material written communications to, or received by the Company from, any Governmental Entity including Tax rulings and Tax decisions and (v) all Tax opinions and legal memoranda and similar documents for the Company, in each case under (ii) to (iv), for the aforesaid period as of year 2018 and ending on the Agreement date.

(o) The Company has no income, profits or gains which arose, or will arise, on or before Closing which will be required for tax purposes to be reported by the Company for a taxable period beginning after Closing.

4.9 Material Contracts.

(a) Schedule 4.9 to the Disclosure Schedule contains a true and complete list of all Material Contract to which the Company is a party. True, correct and complete copies of each Material Contract was provided by the Company to the Purchaser. Each of such contracts and agreements is valid and is in full force and effect, and neither the Company nor, to the knowledge of the Company, any other party thereto is in breach thereof. The performance of the Material Contracts by the Company has met and is meeting all financial covenants relating to its terms will not result in borrowings, if any violation of or failure by the Company or Purchaser, after the Closing, to comply with any Law. The Company has not received any notice (written/oral or otherwise) of any intention to terminate any such agreement. Furthermore, other than as set forth in Schedule 4.9(a) of the Disclosure Schedule, the Company is not a party to any negotiation with a view to executing any new Material Contract. The performance of the Material Contracts will not result in any violation of or failure by the Company to comply with any Law.

(b) Other than the Material Contracts there are no Contracts necessary to enable the Company to conduct its business substantially in the manner in which the Business is currently being conducted and in which it is currently proposed to be conducted. The Company has not waived any of its material rights under any Material Contract. To the Company’s knowledge there are no presently existing circumstances that are reasonably likely to occur that would reasonably be expected to adversely affect the Company’s ability to perform its obligations under any Material Contract. There is no supplier on which the Company is dependent which could not be replaced within a reasonable period of time without incurring material liability.

(c) The term “Material Contracts” shall mean any agreements, understandings, instruments, Contracts, undertakings or proposed transactions, to which the Company is a party or by which it is bound that may involve or relate to (i) obligations (contingent or otherwise) of, or payments to the Company, exceeding $30,000 each, or (ii) licensing of intellectual property rights of the Company and/or the intellectual property rights of any third party, or (iii) distribution rights, or (iv) of the Company’s products or services, or (v) provisions restricting the development, manufacture or distribution of the Company’s products or services, or (vi) restrictions or limitations on the Company’s right to do business or compete in any area or any field with any person18, firm or company, or (vii) indemnification by the Company with respect to infringements of proprietary rights; or (viii) the issuance of any securities of the Company or any rights in respect thereto or any commitment or understanding in respect of the foregoing, or (ix) with respect to securities of the Company, including voting or consent agreements with respect to any security of the Company or the voting by any director of the Company, or (x) loans or credits; or (xi) has an unexpired term in excess of one year, as of the Closing Date, and other than agreements with clients listed in Schedule 4.9, or (xii) is for a joint venture, partnership, cooperative arrangement or any Contract involving a sharing of profits, or (xiii) is (directly or indirectly) with a governmental entity, or (xiv) is a Real Property19 Lease as defined below, or (xv) represents a Contract upon which the Company is materially dependent, or (xvi (xiii) is terminable as a result of any change of control of the Company; or (xvi) is with an existing customer, or (xvii)that is one of five customers that provided the Company with the highest revenues, or (xviii) is with a supplier, or (xix) is for Real Property Lease, or (xx) which is otherwise material where the payments to such supplier have exceeded in US$ 10,000 the last 12 months or are supposed to exceed in next 12 months a sum of US$ 10,000 per annum.

(d) Except as disclosed in Schedule 4.9(d), all Material Contracts are terminable by the Company at will (for no reason) by not more than 90 days prior written notice.

(e) The Company complies in all material respects with the terms of the Third Party Licenses.

[18]	“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a joint stock company, a joint venture, an unincorporated organization, a trust or any other entity or organization, including a Governmental Entity.

[19]	“Real Property” means real property, appurtenances thereto, rights in connection therewith, and any interest therein, including without limitation leasehold estates.

4.10 Title; Condition and Sufficiency of Assets; Leases.

(a) The Company has good, valid and marketable title to each of its tangible assets, free and clear of any Encumbrances.

(b) The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair (normal wear and tear excepted), and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(c) The Transactions contemplated hereunder will give Purchaser control of the Company which in turn has, directly or through another entity, possession of, and the right to use, all the assets required for conducting the Company’s business in the same manner as presently conducted. Other than as listed on Schedule 4.10(c) to the Company’s Knowledge20, after the Closing, Company will be entitled to the continued possession and use of all the assets of the Company without interference. Except for the assets of the Company as provided in the Disclosure Schedule, there are no other assets, properties or rights that are required by the Company to conduct its business in a manner substantially consistent in all material respects with the manner in which the Company currently conducts its business.

(d) the Company does not own and never owned any real property. The lease listed on Schedule 4.10(d) (the “Real Property Lease”) is the only interest of the Company in any real property, and the leasehold interests existing thereunder constitute the only real property interest used by the Company in the conduct of its business and such Schedule provides an accurate and complete list of such leases. The Real Property Lease is in effect, binding and enforceable against the Company, and to the Company’s knowledge, each other party thereto. The Company has delivered to Purchaser accurate and complete copy of the Real Property Lease.

4.11 Intellectual Property.

(a) Each of the persons and entities (including without limitation the current and past officers, directors, employees and consultants of the Company) who was, as well as those who are, involved in the development of the Company’s Owned Intellectual Property21 or otherwise participated in or contributed to the development of the Owned Intellectual Property (each a “Contributor” and collectively the “Contributors”), has executed a proprietary information and inventions assignment and development rights agreement in favor of the Company, which granted all right, title and interest in such Owned Intellectual Property to the Company. None of the Contributors, nor any of their prior employers, has or had, or threatened to have, or, to Company’s Knowledge, have a reason why he should have, any claim with respect to the Owned Intellectual Property or any rights in connection thereto, including without limitation proprietary rights, or rights to receive any royalties or other payments or compensation.

[20]	“Company’s Knowledge” or “Company knowledge” or similar terms mean a fact, event, circumstance or occurrence or lack or omission thereof (an “Event”) when (a) such Event, is actually known by any of the company’s current or past officers or office holders (including directors), or (b) such Event is reflected in one or more documents, visual or oral expressions that are available to such person listed in (a) above, and it would be reasonably expected of such person to review or be aware of them.

[21]	“Owned Intellectual Property” means all Intellectual Property developed by a Contributor.

None of the Contributors has performed services for or otherwise was under any restrictions or obligations resulting from such person’s relations with any government, army, university, medical institution, hospital, college or any educational or academic institution or research center during the period of time in which any Owned Intellectual Property was created by him/her, nor has any such person, created or developed any Owned Intellectual Property with any computers, equipment, labs or any other resource of such academic or similar institution, or with any governmental grant.

(b) Schedule 4.11(b) contains a complete and accurate list and description (showing in each case the inventor(s), the owner(s), registration and expiration date, registration or application number), of all the Owned Intellectual Property which is registered or in registration process (“Registered IP”).

(c) The Company unrestrictedly and exclusively owns all Owned Intellectual Property and possesses valid unrestricted rights and licenses to use all of the Owned Intellectual Property and Third Party Licenses22, in accordance with the (respective) terms of such Third Party Licenses. All Owned Intellectual Property is free and clear of any liens, Actions, Orders23, Claims24, charges, security interest, Encumbrances, options, licenses, agreements, shared ownership interests or any other third-party rights of any kind or nature whatsoever and any royalty or other payment or economic obligation to any other person or entity, and without any known conflict with, or infringement of, the rights of others on account of such Owned Intellectual Property. Schedule 4.11(c) contains a complete and accurate list and description (showing in each case the licensor and the Contract pursuant to which such license was granted to the Company) of Third Party Licenses, which licenses do not include terms which limit the Company’s ability to conduct its business as currently conducted.

(d) Rights of third party(ies). To the Company’s knowledge there are no claims, of any kind relating to or in or with respect to the Owned Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, proprietary rights and processes of any other person or entity.

[22]	“Third Party Licenses” shall mean any third party components which are subject to Intellectual Property.

[23]	“Order” means any decree, injunction, judgment, order, ruling, determination, award or writ of a Governmental Entity.

[24]	“Claim” or “claim” means any claim, demand, suit, proceeding, arbitration, hearing or investigation.

(e) Other than the Owned Intellectual Property and Intellectual Property covered by Third Party Licenses, the Company does not utilize any other Intellectual Property, and did not utilize any other Intellectual Property of third parties other than such that were covered by third party’s licenses which have since expired. The Owned Intellectual Property and the Intellectual Property covered by the Third-Party Licenses constitute all of the Intellectual Property used in or necessary for the operation of the business of the Company as currently conducted.

(f) To the knowledge of the Company, (i) no product or service marketed or sold (or proposed to be marketed or sold) by the Company nor other business or activities conducted or performed by the Company, violates or infringes or constitutes a misappropriation of any Intellectual Property rights of any other party; and (ii) there was no and there is no unauthorized use, infringement or misappropriation of any of the Owned Intellectual Property by any other party.

“Intellectual Property” means all patents, trademarks, service marks, trade names, trade dress, service names, corporate names, logos, copyrights, copyrightable works, technology, works of authorship, designs and inventions trade secrets, licenses, domain names, URL’s mask works, know-how, algorithms, computer programs and software, business models, business methods, business module, techniques, research and development information technical data, information and other intangible assets and proprietary rights and processes (including, without limitation, with respect to any and all of the above, any registrations and applications therefor) and any and all intellectual and proprietary rights, that are associated with or related thereto.

“Company Intellectual Property” means all Owned Intellectual Property and the Intellectual Property covered by Third Party Licenses.

(g) the Company has not received any communications alleging that the Company Intellectual Property, or the conduct of its business or operations, has violated, infringed or misappropriated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. No claim of invalidity or unenforceability of any Owned Intellectual Property has been made by any other person and no proceedings are pending or, to the knowledge of the Company, threatened that challenge the validity, ownership, enforceability, or use of any Owned Intellectual Property.

(h) To the knowledge of the Company, none of the Company’s employees has, invented, discovered, created, conceived or developed any know-how, inventions, discoveries, developments, concepts and ideas or other intellectual and proprietary rights which are associated with or related to the business of the Company, in the course of his/her employment with the Company (including prior to his/her employment starting date), which is not fully vested solely with the Company with no remaining right of such employee in or with respect thereto.

(i) The Company has taken and takes such action to maintain and protect each item of Owned Intellectual Property as customary in the industry in which the Company operates. all the confidential information is being (and has been) continuously maintained in confidence by the Company by taking precautions which are reasonable in order to protect and prevent its disclosure to unauthorized parties. All the Company’s current and former employees, Consultants (as defined below), independent contractors and any other third party engaged by the Company that are Contributors have entered into appropriate confidentiality, and with respect to those who are or were employed by the Company, also non-compete written agreement with the Company.

(j) The Company has complied in all material respects with the requirements of, and has filed on time all material documentation required in dealing with, all Patent and Trademark Offices and any other patent registry agency in which its patent applications were filed, to the knowledge of the Company all patents (if any) and patent applications are in effect, and, to its knowledge, there is no claim which renders the inventions of the Company referred to in any of the Company’s patents, patent applications and related documentation (if any) invalid in any manner.

(k) No person or entity other than the Company, including any educational, academic or research institution, governmental body (including without limitation the Israeli Innovation Authority (formerly known as the Chief Scientist) or other government-supported institution or any multi-national, bi-national or international project or research funding program, contributed any funding, equipment, facilities or personnel to the invention, creation or development of the Owned Intellectual Property.

(l) Open Source.

i. Schedule 4.11(l) contains a true, complete, and accurate list of: (A) each item of Open Source Software that is used by the Company; (B) the corresponding Open Source license pursuant to which the Company received such Open Source Software; (C) the URL or other source from which the Company obtained such Open Source Software; (D) whether the Open Source Software is distributed by the Company; and (E) whether the Open Source Software has been modified by the Company.

ii. The use (including distribution even if the Company is not distributing it yet) by the Company or anyone on its behalf (such as subcontractors, distributors, etc.) of any Open Source Software:

1. does not and will not require the distribution of, disclosure of, or provision of access to, any source code of the Company in whole or in part;

2. nor limit the Company’s ability to charge for distribution, use, license or commercialization of the any Company product or service and/or the Company Intellectual Property;

3. does not and will not require that the any Company product or service and/or the Company Intellectual Property be licensed while enabling making of derivative works;

4. does not and will not grant, or purport to grant, any rights to any third party under the any Company product or service and/or the Company Intellectual Property.

iii. The Company has complied and is complying (including without limitation with inclusion of any copyright notices, disclaimers, or license text) with the obligations set forth in the Open Source licenses under which it has received any Open Source Software.

“Open Source Software” means software/program which is generally being referred to as “open source software” or “free software” or community source code, which generally means software that its source code is made available to see and use, or software made available with the freedom to run it for any purpose, or freeware or shareware, including without limitation software which is licensed under open source licenses which were certified by the Open Source Initiative (OSI), or software being identified as free software by the Free Software Foundation (FSF), including but not limited to, any software which is licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), Mozilla license, Eclipse license, The Artistic License, the Sun Community Source License (SCSL), Common Development and Distribution license (CDDL), Apache License, Berkeley Software Distribution license (BSD), MIT license, and/or similar licenses or distribution models. For the avoidance of doubt, it is clarified that the aforesaid list of licenses does not constitute and shall not be considered as an exhausting list of Open Source Software, but rather only examples of such.

iv. The Company has not received any request from any Person to license, disclose or distribute source code for any Company product or service and/or the Company Intellectual Property pursuant to a license governing Open Source Software.

(m) For the avoidance of doubt it is hereby clarified that the disclosure by the Company of Open Source Software under Schedule 4.11(l) does not derogate from any of its representations and warranties under this Section 4.11(l)(ii) to (iv) (inclusive), or impair them in any way.

(n) Encryption. The Company was not and is not involved in the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization or export is restricted under applicable law, and the Company’s business as currently conducted does not require such entity to obtain a license from the Israeli Ministry of Defense or an authorized body thereof, or from the Israeli Ministry of Economy pursuant to any legislation applicable to the Company, regulating the development, commercialization or export of technology.

4.12 Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties, the Company is and has been in compliance with all applicable laws in all relevant jurisdictions and with the requirements of any Contract or codes of conduct to which the Company is a party.

4.13 Legal Proceedings. No Law has been enacted, entered, issued, promulgated or enforced, and, except as set forth in Schedule 4.13, there is no Action that is pending or that has to the Company’s knowledge threatened, in each case, that would prohibit or restrict the Transactions contemplated by this Agreement. The Company has not received notice from any third party including Governmental Entity that consummation of the Transactions contemplated by this Agreement would constitute a violation of any Laws. There is no pending Order or Action or Claim, nor has any been threatened, against or by the Company affecting the Company’s properties or assets including Owned Intellectual Property or the consummation of the Transactions contemplated hereunder, nor to the Company’s knowledge is there any basis therefor. There is no other matter as to which any of the Company has received any claim, assertion, or threat, against or by the Company affecting the Company or to the knowledge of the Company any Employee (in their capacity as such), nor does the Company have knowledge that there are currently any circumstances that would reasonably be expected to give rise to any such claim, assertion or threat.

4.14 Insurance. The Company is, and at all times continually during the past three (3) years has been, insured with reputable insurers against such losses and risks in such amounts as are customarily insured against by companies in similar lines of business, and all such insurance policies required to be maintained by the Company are in full force and effect and all premiums due thereon have been paid. The Company has complied in all material respects with the terms and provisions of such policies. Schedule 4.14 sets forth a true and complete list of all insurance policies of the Company. The Company is not in breach or default under any such policy or has received any notice of cancellation or non-renewal of, or material premium increase with respect to, any policy. The Company has timely filed claims with its insurers with respect to all matters and occurrences for which it believes it has coverage. There are no outstanding requirements by any insurance company that issued a policy with respect to the Company which have not yet been met. Other than as set forth in Schedule 4.14, during the past three (3) years, there have not been any claims or to the Company’s Knowledge any circumstances that would give rise to a claim under any of the insurance policies

4.15 Compliance with Law; Permits.

(a) The Company has conducted its business in accordance with applicable Laws in all material respects. The use and operation of the assets of the Company are in compliance in all material respects with all applicable Laws, including building codes, zoning, subdivision, and land use Laws, and other local, state and federal Laws, and there are no material violations of any such Laws.

(b) Without derogating from the generality of the forgoing: (i) in its manufacturing, marketing, promotion, sale, distribution and export of its products and services, the Company complies with all applicable laws and regulations pertaining to such activities, including without limitation those relating to the Israeli Defense Export Controls Agency (hereafter: DECA), to the extent these are applicable to the Company, and (ii) the Company’s share capital issued and outstanding has been offered or sold in such a manner as to make the issuance and sale of such shares exempted from such prospectus delivery requirements, and all such shares of share capital have been offered and sold in compliance with all applicable securities laws.

(c) The Company and each of its employees and contractors holds all Permits that are required by any Governmental Entity to permit the conduct of its business as now conducted, as listed in Schedule 4.15 and all such Permits are valid and in full force and effect and will remain in full force and effect upon consummation of the Closing, and all applications or filings for renewals have been timely made for such Permits. No suspension, cancellation or termination of any of the foregoing Permits is pending or has to the Company’s Knowledge been threatened.

4.16 Employment Matters.

(a) Schedule 4.16(a) is an accurate and complete list of the names of the Company’s Employees, their respective titles or positions, their annual compensation (broken out by base salary, bonuses, deferred compensation and commission arrangements), accrued and unused paid vacation and paid sick leave, years of service, and estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a contractual obligation or otherwise), and their respective prior written notice for termination period. Schedule 4.16(a) also provides general information as to the benefits such Employees receive from the Company including, if applicable, managers insurance, pension funds, study funds (“Keren Hishtalmot”), use of automobiles or any other benefits. No Employee has been granted the right to continued employment by the Company or to any material compensation following end of employment relationship with the Company (such as, for example only, garden leave). No Employee has given notice of termination or to the Company’s knowledge intends to terminate his or her employment with the Company, nor has the Company given notice of termination to an Employee, and the Company has no present intention to terminate the employment of any Employee. Schedule 4.16(a) also provides details of any pending (“open”) job offering made by the Company.

(b) Without limiting the generality of any other representation or warranty contained in this Section 4.16 and except as set forth in Schedule 4.16: (i) the employment of each Employee is terminable by the Company upon no more than 30 days prior written notice under the termination notice provisions included in the applicable employment Contract with such Employee or applicable Law; (ii) all obligations of the Company to provide the entire statutory severance pay to all employees are in accordance with Section 14 of the Israeli Severance Pay Law (5723-1963) (the “Severance Pay Law”) and the provisions of the General Approval Regarding the Payment by Employers to Pension Funds and Insurance Funds, in Lieu of Severance Payments pursuant to Section 14 of the Severance Pay Law – 1963 and are fully funded, and all Employees have been subject to the provisions of Section 14 of the Severance Pay Law with respect to their entire salary, as defined under the Severance Pay Law from the date of commencement of their employment with the Company, and the Company has been in full compliance with the requirements for a Section 14 Arrangement with respect to severance pay with respect to 100% of such salary for which severance pay is due under the Severance Pay Law; (iii) no Employee’s employment by the Company requires any special license, permit or other authorization by any Governmental Entity; (iv) there are no unwritten policies, practices or customs of the Company that entitle any Employee to benefits in addition to what such Employee is entitled to by applicable Law or under the terms of such Employee’s employment Contract (including unwritten customs or practices concerning bonuses, the payment of statutory severance pay when it is not required under applicable Law, etc.); (v) all amounts that the Company is legally or contractually required either: (A) to deduct from employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, study fund (Keren Hishtalmut) or other similar funds or (B) to withhold from employees’ salaries and benefits and to pay to any Israeli Governmental Entity as required by applicable tax Law, have, in each case, been duly deducted, transferred, withheld and paid, and the Company does not have any outstanding obligation to make any such deduction, transfer, withholding or payment. Except as set forth in Schedule 4.16(b)(i) all current Consultants are engaged by the Company pursuant to a written Contract (including agreement by email). The Company has furnished to Purchaser (x) copies of all Contracts with human resource contractors, or with current Consultants and (y) copies of manuals and written policies relating to the employment of employees or termination thereof. There are no sums owing to any current or former Employee or Consultant of the Company.

(c) No current or former Consultant of the Company (“Consultant” means any service provider, consultant, independent contractor, freelancer, independent contractor, advisor, director or other Person who has provided or provides services to the Company, other than an Employee) could reasonably be deemed to be a misclassified employee. The Company has never had any temporary or outsourced (such as manpowered) employees who were not treated and accounted for in all respects as the law requires with respect to such employees, as applicable. Without derogating from the above, except as provided in Schedule 4.16(c), the Company has not engaged any current or former Consultant in a scope of hours constituting the major part of such Consultant’s labor week or in a manner that such Consultant performs services only for the Company, but rather to additional service consumers as well. Schedule 4.16(c) is an accurate and complete list of the names of each current Consultant performing services for the Company the date as of which such Consultant was originally engaged by the Company, a description of such Consultant’s duties and responsibilities, the annual aggregate amount of the compensation (including all fees, payments, commissions or benefits of any type) received by such Consultant and any Permit that is held by such Consultant and that relates to the Company. No Consultant has been granted the right to continued engagement by the Company or to any material compensation following end of engagement with the Company.

(d)  all pending or threatened claims regarding labor law issues are set forth in full in Schedule 4.16(d).

(e) Except as set forth in Schedule 4.16(e), the Company has complied with all Laws related to the employment of its employees or the engagement of Consultants, including provisions related to wages, hours, overtime exemption classification, compensation for overtime hours, independent contractor classification, leaves of absence, equal opportunity, privacy right, retaliation, immigration, wrongful discharge, occupational health and safety, workers’ compensation, severance, employee handbooks or manuals (if any and to the extent legally binding), collective bargaining agreements (if any) and the payment of social security and other Taxes, including without limitation, as required according to the following: The Prior Notice to the Employee Law, 2002, The Notice to Employee and Job Candidate (Terms of Employment and Candidate Screening and Selection) Law, 2002, the Prevention of Sexual Harassment Law, 1998, the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, The Salary Protection Law, 1958, The Employment by Human Resource Contractors Law, 1996, and the Law for Increased Enforcement of Labor Laws, 2011 and all extension orders applicable to the Company and/or any employees. The Company is not liable for any Claim or Action under any Laws related to employment and attributable to an event occurring or a state of facts existing prior to the date thereof.

4.17 Anti-Corruption, Anti-Money Laundering, and Trade Compliance. Neither the Company, nor any of its directors, officers, employees, or agents, in their capacity as directors, officers, employees or agents of the Company has or is violated/violating any Anti-Corruption Law25.

[25]	“Anti-Corruption Law” means all applicable national and international anti-bribery laws and conventions, inter alia, the United Nations Convention Against Corruption, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, Israeli Penal Law 5737-1977, § 290-297, the Indian Prevention of Corruption Act, 1988, No. 49, Acts of Parliament (Sept. 9, 1988), U.K. Bribery Act, UK ST 2010 c. 23, the U.S. Foreign Corrupt Practices Act, 15 U.S.C.A. § 78dd-1 (1977), the U.S. Travel Act, the U.S. domestic bribery statute contained in 18 U.S. Code § 201 the Israeli Prohibition on Money Laundering Law, 2000, and all other applicable local, municipal, state, federal, or national Laws in Israel, India or the United States or any other applicable country regarding corruption, bribery, kickbacks, revolving doors, ethical business conduct, fraud, racketeering, political contributions, gifts, hospitalities, expense reimbursements, representative relationships, commissions, lobbying, books and records, and financial controls.

4.18 Certain Interests; Indemnification Liabilities. To the Company’s knowledge no director or officer or employee of the Company, nor any of their respective Affiliates26, has an interest of any nature whatsoever in any Person, including corporation, joint venture, partnership or other entity, which is involved in a Competitive Business27.

4.19 No Brokers or Finders. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of the Company in connection with the negotiation, execution or performance of this Agreement or the Transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such Transactions, except as set forth in Schedule 4.19.

4.20 Related Party Transactions. None of: (i) the Company’s shareholders that are Employees, or officers, (ii) directors or (iii) to the Company’s knowledge any of their immediate family members or affiliates (collectively “Interested Party(ies)”), was, nor presently is, a party to any transaction or engagement with the Company. To the Company’s knowledge, no Interested Party: (i) has any direct or indirect interest in any asset used by the Company; (ii) is indebted to the Company nor is the Company indebted (or committed to make loans or guarantee credit) to any of them; (iii) has entered into, or has had any direct or indirect financial interest in, any agreement, transaction or business dealing (including provision of services) with or involving the Company; and (iv) has any direct or indirect ownership interest in any entity (whether corporate or not) with which the Company is affiliated or with which the Company has a business relationship.

4.20(a) Customers and Suppliers.

(a) Schedule 4.20(a)(i) lists the top five (5) existing customers of the Company (from the perspective of income during the 2021 calendar year), as well as all suppliers upon which the Company is dependent. No customer listed on Schedule 4.20(a)(i) has notified the Company until the signature date of this Agreement, that (i) it intends to terminate its relationship with the Company whether or not as a result of the Transactions contemplated hereunder, or (ii) it will or is reasonably likely to fail to perform, its obligations under any Contract with the Company in any manner that is adverse to the Company. Schedule 4.20(a)(ii) lists the 20 biggest suppliers of the Company (from the perspective of payments paid to them during the last 12 months). No supplier listed on Schedule 4.20(a)(ii) has notified the Company, that (i) it intends to terminate its relationship with the Company, or (ii) it will or is reasonably likely to fail to perform, its obligations under any Contract with the Company in any manner that is adverse to the Company, and in each case the Company does not have reasons to believe there will be such termination or failure to perform.

[26]	“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

[27]	“Competitive Business” means Quad rotor, truck-mounted, heavy payload tethered drone.

(b) The Company does not provide services based on verbal arrangements or email communications.

(c) Except as set forth in Schedule 4.20(c), there are no outstanding liabilities or pending disputes with customers and suppliers relating to services provided up to the date hereof and such which will be provided up until the Closing Date.

4.21 Government Grants. The Company has not applied for or received any grants, incentives, exemptions and subsidies from the Government of the State of Israel or any Governmental Entity thereof, or from any non-Israeli Governmental Entity, including grants from the Israeli National Authority for Technological Innovation, of the Israeli Ministry of Economy and Industry (collectively, “Government Grants”).

4.22 Accuracy of Certain Information. No statement (including the representations, warranties and covenants) by the Company contained in this Agreement, the Disclosure Schedule, the exhibits and schedules attached hereto, or any Transaction Document or any statement or certificate furnished or to be furnished by or on behalf of the Company or its representatives in connection herewith or pursuant hereto, contains or will contain at Closing any untrue statement of a material fact or omits or will omit at Closing to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading. There is no fact (other than matters of a general economic or political nature which do not affect the Company uniquely) known to the Company or Seller that has not been disclosed herein to Purchasers that might reasonably be expected to have or result in a material adverse effect or that would reasonably be material in Purchasers’ assessment of the Transaction.

Article 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants as of the date of this Agreement and as of the Closing, and acknowledges and confirms that the Company and Seller are relying upon such representations and warranties in entering into this Agreement, as follows:

5.1 Organization and Related Matters. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the state of Israel. Purchaser has the necessary power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated by this Agreement and such Transaction Documents.

5.2 Authorization. The execution, delivery and performance of this Agreement and any other Transaction Document by Purchaser have been duly and validly authorized by the Board of Directors of Purchaser and by all other necessary corporate action on the part of Purchaser, and no other action on the part of the Purchaser is necessary with respect thereto. This Agreement and the other Transaction Documents to which it is a party constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

5.3 No Conflicts; Required Consents. No consents/approvals/authorizations from a third party, including any Governmental Entity are required with respect to the Purchaser’s execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser do not and will not conflict with or violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise, or require any consent, registration, declaration, approval, filing or notice under (a) the charter documents or bylaws of Purchaser, (b) any Law to which Purchaser or its assets or properties are subject, or (c) any agreement entered by Purchaser with any third party to which Purchaser is a party. The execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser do not violate or conflict with any other material restriction of any kind or character to which the Purchaser is subject.

5.4 No Brokers or Finders. No agent, broker, finder or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Purchaser (other than legal, accounting, IP and alike advisors) in connection with the negotiation, execution or performance of this Agreement or the Transactions contemplated by this Agreement, is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of this Agreement or such Transactions.

Article 6
COVENANTS

6.1 Non-Competition; Non-Solicitation.

(a) The Seller acknowledges that, immediately following the Closing, Purchaser shall be the sole shareholder of the Company and thus own and be entitled to the exclusive use and enjoyment of the Company as a going concern, and to protect and preserve the same to the maximum extent permitted by Law.

(b) the Seller also severally acknowledges that his contribution as a shareholder of the Company have been uniquely valuable and involve proprietary information, including trade secrets that would be unfair to make available to any competitor of the Company. For these reasons and as an inducement to Purchaser to enter into this Agreement, the Seller undertakes that, from and subject to the Closing and ending two (2) years after Closing, the Seller shall not, directly or indirectly (including by licensing or through any other Person directly or indirectly controlling, controlled by or under common control with the Seller):

1. engage, in any territory in the world, in a Competitive Business, including, without limitation, through any activity of research, development, manufacturing, marketing, sale, distribution, servicing, licensing, sublicensing or other form of commercialization.

2. acquire, own, invest in, manage, operate, control or participate in any manner in the ownership, financing, management, operation or control of any business that engages or intends to engage in the Competitive Business except that the limitation set forth in this Section 6.1(b)2 shall not apply with respect to the passive ownership of less than 1% of the shares of any public company

3. contact any customer or supplier of the Company for the purpose of soliciting orders or establishing relationships for any business enterprise that engages in a Competitive Business or otherwise utilize its knowledge of the business of the Company or its relationships with customers, suppliers or others to engage or facilitate others to engage in any Competitive Business,

4. cause, induce or encourage any customer, supplier, distributor, representative, or other business partner of the Company to terminate or modify such relationship,

5. solicit or attempt to induce any supplier, distributor, representative, or other business partner of the Company into any Competitive Businesses

6. solicit, or attempt to solicit any person who is at such time, an: (i) employee, or (ii) consultant/service provider who works primarily for the Company, to leave their employment or engagement with the Company.

7. recruit, hire, or retain or attempt to do so (whether as an employee, consultant, agent, independent contractor or otherwise) any person who is at such time, or was during the 6 months preceding such time, an: (i) employee, or (ii) Consultant who works exclusively for the Company, or

8. enter into any agreement or understanding to do any of the foregoing

Notwithstanding anything to the contrary herein, (i) it is acknowledged that Seller and/or Seller’s Affiliate owns Drone (Lighter than Air Systems / Drone Aviation) and any activity related to said business shall not be deemed a breach of this Section 6.1, and (ii) it is acknowledged that Seller and/or Seller’s Affiliate owns a Sensor business (Rvision Inc.), which will be subject to the provisions of this Section 6.1.

(c) The Parties hereto hereby acknowledge and agree that any remedy at Law for any breach of the provisions of this Section 6.1 may be inadequate, and the Seller hereby consents, without derogating from any other right or remedy available, to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved or any bond or similar security being posted, in order that the breach or threatened breach of such provisions may be effectively restrained.

(d) The provisions of this Section 6.1 do not intend to limit or derogate from any right or remedy otherwise available to the Purchaser by Law.

(e)  The Parties agree that the covenants of the Seller not to compete contained in this Section 6.1, may be assigned by Purchaser, without the prior written consent of the Seller, to any of its Affiliates or to any other Person to which the Purchaser may transfer the Company or its business, or to any other Person with or into which the Purchaser may hereafter merge or consolidate or to which the Purchaser may transfer all or substantially all of its business and assets. It is the Parties’ intention that these covenants the Seller under this Section 6.1 as well as those under Section 6.2 shall inure to the benefit of any Person that may succeed the Company, its business and its assets or any part thereof with the same force and effect as if these covenants were made directly with such successor.

6.2 Confidentiality.

(a) The Seller agrees not to directly or indirectly use or disclose any Confidential Information (as hereinafter defined) that the Seller may have or acquired. The term “Confidential Information” as used in this Agreement means any information, data and know-how relating to the Company, its business, its assets, or its clients and referral sources that is developed by or disclosed to the Seller or known to the Seller as a result of its relationship with the Company, including, without limitation, the following information:

(i) Information related to the Company Intellectual Property;

(ii) financial information, such as the Company’s earnings, assets, debts, cost-price information, fee structures, or other financial data;

(iii) supply and service information, such as information concerning the goods and services (including software licenses) utilized or purchased for the Company, the names or addresses of suppliers and vendors, terms of supply or service Contracts (including software licensing Contracts), terms of supply, or of particular transactions, or related information about potential suppliers or vendors, to the extent that such information is not generally available to the public, and to the extent that the combination of suppliers or vendors or use of a particular supplier or vendor, though generally known or available, yields advantages to Purchaser and the details of which are not generally known;

(iv) marketing information, such as details about ongoing or proposed marketing programs or agreements relating to the Company, marketing forecasts or results of marketing efforts or information about impending transactions;

(v) personnel information, such as employees’ personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hirings, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance, or other employee information; and

(vi) customer information, such as any lists or compilation of past, existing or prospective customers, customer proposals or agreements between customers and the Company, status of customer accounts or credit, or related information about actual or prospective customer.

Notwithstanding the foregoing, the term “Confidential Information” does not include information that has become generally available to the public other than as a result of its disclosure by the Seller. Any combination of information shall not be deemed within the foregoing exception merely because individual features are generally available to the public if the combination itself is not generally available to the public.

(b) The covenants contained in this Section 6.2 shall survive the Closing for as long as the Confidential Information remains a trade secret of the Company.

(c) In the event that Seller is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any Confidential Information relating to the Company, it agrees to provide the Purchaser (to the extent not prohibited by law) with prompt notice of any such request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Agreement. If, failing the entry of a protective order or receipt of a waiver hereunder, the Seller is compelled to disclose Confidential Information, it may only disclose that portion of the Confidential Information which its legal counsel advises that it is compelled or required to disclose, provided that it notifies the Purchaser (to the extent not prohibited by law) not later than the time of such disclosure of the nature and extent of such disclosure. In any event, the Seller agrees not to oppose any action by or on the behalf of, and to cooperate with, the Purchaser to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

(d) Notwithstanding anything to the contrary in this Agreement, it is acknowledged that the Seller is wholly owned by a U.S. publicly traded company, and that any public announcements or statements required under any SEC regulation, or regulation of any applicable stock exchange, shall not be subject to the procedures in Section 6.2(c) above, and may be made without prior notice to the Purchaser, provided however, that the Seller (or Seller’s sole shareholder) shall coordinate with the Purchaser, prior to Closing, the wording of the initial public announcement of these Transactions.

6.3 Further Assurances. Upon the terms and subject to the conditions set forth in this Agreement, at any time and from time to time, each of the Parties hereto shall take such actions and execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement (and any agreements ancillary hereto) at the earliest practicable time. Furthermore, the Parties will cooperate and seek to obtain all consents necessary for consummation of the Transaction before the Closing, and if any acquisition of any material right or agreement the benefit of which is to be acquired by Purchaser pursuant to this Agreement shall require the consent of any other party and such consent has not been obtained prior to the Closing, the Seller will reasonably cooperate with Purchaser, in any reasonable arrangement requested by Purchaser designed to obtain such consent. The Seller may not change, or offer to change, any terms thereof in order to obtain such a consent without Purchaser’s express written permission. Nothing in this Section 6.3 constitutes a waiver by Purchaser of its right to have received on or prior to the Closing an effective consent in respect of the affected asset of the Company.

6.4 Conduct of Business Prior to the Closing. From the date hereof until the Closing, the Company shall conduct its business in the ordinary course of business consistent with past practice but shall not enter into, or renew any Contract with customers/clients without obtaining Purchaser’s prior written approval. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, from the date hereof until the Closing, without the prior written consent of Purchaser, the Company and the Seller shall procure that the Company shall not: (i) sell or dispose of any of its assets or properties; (ii) amend, terminate or assign, or waive any material rights under, any Material Contract; (iii) grant any increase in the compensation or benefits of any Employee, officer or director of the Company; (iv) solicit any Employees who, as of the date of this Agreement, is employed by the Company to become employed by the Seller; (v) alter the manner in which they have regularly and customarily maintained their books of account and records or change any method of financial accounting or accounting practice or policy used by them, other than as required by GAAP, (vi) distribute any dividends, and (vii) change their collection practices.

Article 7
CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER - CLOSING

The obligations of Purchaser under this Agreement shall, at the option of Purchaser, be subject to the satisfaction or waiver, on or prior to the Closing, of the following conditions:

7.1 The representations and warranties of the Seller in Articles 3 and the Company in Article 4 of this Agreement shall be in all material respects true, correct and complete on the Closing date as if made on the Closing date.

7.2 The Company shall have obtained any and all consents, permits, waivers, acknowledgements, approvals and consents necessary for consummation of the transactions contemplated by this Agreement as set forth in Schedule 2.2(d).

7.3 All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by the Company prior to or at the Closing, including under Section 2.2 shall have been performed or complied with by the Company prior to or at the Closing

7.4 There shall have been no breach by the Company, in the performance of any of its covenants and agreements herein.

7.5 All of the documents to be delivered hereunder by the Company shall be in a form and substance reasonably satisfactory to the Purchaser and its counsel, and shall have been delivered to the Purchaser.

7.6 All corporate proceedings on the part of the Company as specified in this Agreement required for the consummation of the transactions contemplated by this Agreement and the Transaction Documents shall have been completed.

7.7 Between the date hereof and the Closing Date, there shall have been no Material Adverse Effect with respect to the Company.

7.8 There shall not be on the date of the Closing any judgment or order of a court of competent jurisdiction or any ruling, regulation or order of any authority which would prohibit or have the effect of preventing consummation of the transactions contemplated by this Agreement.

7.9 Duly executed copies of the Employment Agreements in substantially the form of Exhibit D, (collectively, the “Purchaser Employment Package”), to become effective upon the Closing, signed by each of the Key Employees on the one hand, and the Company, on the other hand;

7.10 The Seller’s representation under Section 4.7(d) above shall have been true and accurate, and all such debts were covered (paid) and fully released and discharged (including confirmation to the satisfaction of Purchaser, evidencing the removal of the claim pending against the Company in labor court) using the Escrow Amounts in accordance with the terms of the Escrow Agreement, between the Pre-Closing to Closing.

(a) Nevertheless and without derogating from Purchaser’s available remedies for breach of representations and warranties in accordance with this Agreement, if it will turn out that the Company has further financial debt (defined as financial obligation not paid when due) beyond its debts as represented by Seller under Section 4.7(d) (in this Agreement, “Surplus Debt”), the Purchaser shall have the right (but not the obligation), with seven (7) days prior notice to the Seller to close while using the Purchase Price for paying and discharging such Surplus Debt, in accordance with the terms of the Payment Agent Agreement (so only the amount left out of the Purchase Price – which was not used for covering the Surplus Debt – will be used for payment to the Seller, notwithstanding anything herein to the contrary).

The mechanism described above regarding Surplus Debt shall apply, with the necessary changes (mainly being the fact that it’s a post-Closing mechanism that does not refer to the question of whether to close the transaction or not, but rather only to the ability to set-off amounts), to Surplus Debt that may be discovered after Closing, and the right of the Purchaser to set it off, following prior written notice to the Seller, from the 600,000 Payment. It is agreed, that except as detailed in Section 9.4 of this Agreement, no setoff is permitted, to any Loss which is not a Surplus Debt.

ARTICLE 7A
CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER – PRE CLOSING

The obligations of Purchaser for consummating the Pre-Closing under this Agreement shall, at the option of Purchaser, be subject to the satisfaction or waiver, on or prior to the Pre Closing, of the following conditions:

7A.1 The conditions set forth in Sections 7.1, 7.3, 7.7, 7.8, shall be fulfilled, with respect to the Pre-Closing, as if it was the Closing (mutatis mutandis);

7A.2 The terms of Sections 7.2, 7.4, 7.5, 7.6, 7.9 shall be fulfilled.

Article 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF Seller

The obligations of the Seller under this Agreement shall, at the option of the Seller, be subject to the satisfaction, on or prior to the Closing Date, of the following condition: (i) the representations and warranties of the Purchaser set forth in Article 5 of this Agreement shall be true, correct and complete in all material respects on the Closing date as if made on the Closing date; and (ii) Purchaser shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date;

Article 9
INDEMNIFICATION

9.1 Survival.

(a) The representations and warranties contained in or made pursuant to this Agreement shall survive both the Pre-Closing and the Closing and shall remain in full force and effect until the date that is 12 months after the Closing Date except:

(i) the representations and warranties contained in Section 4.11 (Intellectual Property) and 4.19 (No Brokers or Finders), shall survive the Closing and shall remain in full force and effect until the date that is 36 months after the Closing Date;

(ii) the representations and warranties contained in Sections3.2 and4.2 (Organization and Qualifications), Sections 3.3 and 4.3 (Authority; Enforceability), Sections 3.4 and 4.4 (No Conflicts; Required Consents), Sections 3.5 and 4.6 (Capitalization), Section 4.17 (Anti-Corruption, Anti-Money Laundering, and Trade Compliance), and Section 4.21 (Government Grants) shall survive the Closing and shall remain in full force and effect until the earlier of the seventh (7th) anniversary of the Closing Date or the sixtieth (60th) day following the expiration of the applicable statutes of limitations (the representations and warranties set forth in Section 9.1(a)(i) herein, the “Special Representations”, the representations and warranties set forth in Section 9.1(a)(ii) above, the “Fundamental Representations”, and all other representations and warranties, the “Non-Fundamental Representations”).

(b) if a written claim or notice is given to Sellers under this Article 9 (Indemnification) (a “Claims Notice”) with respect to any of the representation or warranty prior to the applicable expiration date, such representation or warranty shall continue until the applicable claim is finally resolved.

(c) All covenants and agreements set forth in this Agreement or any of the Transaction Documents shall survive the Closing, until the expiration of the applicable statute of limitations, except as otherwise provided herein or therein. No claims may be brought by or on behalf of the Purchaser with respect to any indemnifiable matter after the applicable expiration date for such claims as stated hereinabove. Notwithstanding anything to the contrary herein, there shall be no limit to the time period for making a claim against Seller for fraud or intentional misrepresentation or willful misconduct committed by Seller, or the Company, or of which the Company or the Seller had actual knowledge prior to the Closing.

9.2 Indemnification Obligations of Seller. Subject to the terms and conditions of this Article 9, from and after the Closing, the Seller shall indemnify, defend and hold harmless Purchaser, and its directors, officers, employees, managers, Affiliates, agents and representatives (each an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any and all Losses incurred or sustained by, or imposed upon, any Indemnified Party resulting or arising from any inaccuracy in or breach of any of the representations or warranties made by the Seller or the Company pursuant to Article 3 or Article 4.

In the event of any third party claim which is the basis of a Claims Notice, Purchaser shall timely notify the Seller, provide Seller copies of all pleadings, notices and communications with respect to such claim (provided, however, that failure to timely notify or provide all such information \ documents shall not release the Seller from its indemnification obligations hereunder, except to the extent Seller was adversely affected by such failure), and shall have the right in its sole discretion to conduct the defense of and to settle such third party claim; provided, however, that Purchaser shall not be entitled, without the prior written consent of the Seller, admit any liability, permit a default or consent to entry of any judgment with respect to, or settle, compromise, or offer to settle or compromise, any third party claim, without the prior written consent of the Seller, which shall not be unreasonably withheld.

Purchaser will use all reasonable efforts to resolve the EMT Matter (as defined in Schedule 4.9(a) of the Disclosure Schedule) without repayment to EMT. In the event that, notwithstanding such efforts being exercised, EMT brings a claim against the Company, the Company and the Purchaser shall timely notify the Seller, and shall have the right, with seven (7) Business days prior notice to the Seller, to conduct the defense of and/or to settle such claim. Within said seven (7) Business days, Seller may approve to settle with EMT, and if so approved the Company shall so settle. If the Company will be required to pay to EMT, whether in settlement or upon court order, such amount (including reasonable legal expenses) will be paid out of amount placed in escrow pursuant to Section 9.4.

9.3 Certain Limitations. Notwithstanding any provision in this Article 9 to the contrary, the obligations of the Seller under this Article 9 will be limited as follows:

(a) Baskets. The Seller shall have no liability under Section 9.2 unless the total cumulative amount of all Losses arising from one or more individual breach of any of the representations or warranties exceeds USD 60,000 (“Threshold”) in which case Purchaser may recover all such Losses from the first Dollar; provided that the provisions of this Section 0(a) shall not apply with respect to any breach of the Fundamental Representations.

(b) Caps. The Seller’s aggregate liability towards all Indemnified Parties for breach of any of the representations or warranties:

(i) under Section 9.2 with respect to Non-Fundamental Representations, will not exceed an amount equal to 20% of the Purchase Price.

(ii)  under Section 9.2 with respect to Special Representations and with respect to Fundamental Representations will not exceed the Purchase Price; and

(c) The limitations set forth in clauses (a) and (b) above shall not apply to a Seller in the case of: (x) fraud, intentional misrepresentation or willful misconduct committed by a Seller, or the Company, or of which the Company or the Seller had actual knowledge prior to the Closing, which actions may be brought notwithstanding any other provision of this Agreement.

9.4 Escrow Procedures. In the event that a Loss which exceed the Threshold is claimed by the Purchaser, Purchaser may place such claimed Loss amount in escrow up to an aggregate amount not to exceed USD 300,000, to be held by the Escrow Agent until settled in accordance with the terms of the Escrow Agreement. In such event the 600,000 Payment shall be temporarily reduced by the amounts placed in escrow.

9.5 Certain Tax and Other Matters.

(a) Seller’s Tax Indemnity. Subject to Section 0 above, the Seller with respect to Taxes payable by or on behalf of the Company, agrees to indemnify, defend and hold harmless Purchaser and the Indemnified Parties against (i) any and all liability for Taxes of the Company Seller for any taxable period ending on or prior to the Closing Date and with respect to any taxable period that begins before and ends after the Closing Date (“Straddle Period”), only for the portion thereof ending on the Closing Date (as determined in accordance with Section 9.5(b)), and (ii) any and all withholding Taxes required pursuant to a written demand issued by a taxing authority, if any, with respect to payments made to the Seller under this Agreement, including any Taxes imposed by any taxing authority on any Indemnified Party, to the extent that the consideration payable or otherwise deliverable to such Seller under this Agreement was not reduced by any deductions or withholdings of Taxes required under the Israeli Code (“Tax Withholding Deficit”).

(b) Straddle Period. In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be: (i) in the case of Taxes imposed on a periodic basis (such as corporate income Tax), the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the taxable profit attributed to the period in the Straddle Period ending on and including the Closing Date, and the denominator of which is the taxable profit attributed to the entire relevant Straddle Period, and (ii) in the case of Taxes not described in clause (i) above, the amount of any such Taxes determined as if such taxable period ended as of the close of business on the Closing Date.

9.6 Sole Remedy. From and after the Closing, except with respect to any claims for fraud, intentional misrepresentation, or willful misconduct or criminal conduct or remedies of specific performance, injunction, restraining order or other equitable relief, the indemnification provided for in this Article 9 shall provide the sole and exclusive monetary remedy with respect to any and all Losses arising out of breach of representations or warranties by Seller or Company.

9.7 Liability for Company Acts. It is hereby clarified and agreed that, notwithstanding anything to the contrary herein, whether express or implied, the inclusion of the Company as a party to this Agreement, which, among other things, provides (by itself or by its officers) representations under Article 4 hereof, undertakes certain commitments and covenants contained in this Agreement (for example to deliver closing documents, certificates, calculations) prior to and at Closing (“SPA Actions”), does not imply as if the Company will have any liability toward the Purchaser in connection therewith post-closing. All liability toward the Purchaser in connection with such SPA Actions made on or prior to Closing shall be, subject to and as of the Closing, assumed by and vested solely with the Seller pursuant to Article 9.

Article 10
TERMINATION

This Agreement may be terminated prior to the Closing, by:

(A) mutual written consent of the Purchaser and the Seller;

(B) either party by providing a written notice of such termination to other Party: (i) if the Closing shall not have occurred on or before December 31, 2022, or (ii) material breach by either Party of any of its obligations or covenants contained herein and the failure of such Party to cure such breach within thirty (30) days after receipt of written notice from the other Party requesting such breach to be cured.

(C) by Purchaser, in the event of any Material Adverse Effect with respect to the Company.

Article 11
GENERAL

11.1 Amendments; Waivers. This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of Purchaser and the Seller. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the Party waiving or consenting to the provision and then only to the specific purpose, extent and instance so provided.

11.2 Schedules; Exhibits; Integration. Each schedule and exhibit delivered pursuant to the terms of this Agreement or any other Transaction Document shall be in writing and shall constitute a part of this Agreement. This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

11.3 Interpretation. For all purposes of this Agreement, except as otherwise indicated,

(a) all accounting terms not otherwise defined herein have the meanings assigned under GAAP,

(b) pronouns of either gender or neuter shall include, as and when appropriate, the other pronoun forms,

(c) the words “include” and “including” shall be without limitation and shall be construed to mean “include, but not be limited to” or “including, without limitation”,

(d) references to Exhibits, Schedules, Articles, Sections and paragraphs shall be references to the Exhibits, Schedules, Articles, Sections and paragraphs of this Agreement, and

(e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

11.4 Governing Law; Jurisdiction. This Agreement, and any other Transaction Document, their validity, performance, interpretation, breach and the legal relations between the Parties shall be governed by, construed and enforced only in accordance with the laws of the State of Israel applicable to contracts made and performed wholly in such State and without regard to conflicts of law doctrines. The competent courts in Tel Aviv shall have the exclusive jurisdiction over any issue arising from this Agreement and all disputes shall be submitted to such court only, such that no other legal forum shall have any jurisdiction over issues arising from this Agreement.

11.5 Successors; No Assignment. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties hereto and their respective heirs, executors, successors and permitted assignees. Neither this Agreement (nor any Transaction Document) nor any rights or obligations under any of them are assignable by the Seller nor by the Purchaser except for the Purchaser’s right to assign the right to enforce the undertakings taken by the Seller under Sections 6.1 and 6.2 as described thereunder.

11.6 Headings. The descriptive headings of the articles, sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

11.7 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise therein provided) when at least one counterpart has been signed by each Party and delivered to the other Parties. Electronic transmission (which shall be deemed to include the e-mail delivery of documents in Adobe or .pdf or similar static format) of any signed original counterpart and retransmission of any signed electronic transmission shall be deemed the same as the delivery of an original.

11.8 Publicity and Reports. Subject to Section 6.2(d), the Company, Seller and Purchaser shall coordinate all publicity relating to the Transactions contemplated by this Agreement, and neither Party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the Transactions contemplated by this Agreement, without obtaining the prior consent of the other Party which shall not be unreasonably withheld (provided that if a Party already publicly released information about the Transactions following the approval and coordination described above, then the other Parties shall be allowed to publish same information or paraphrase of it

11.9 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third Person to any party to this Agreement.

11.10 Notices. Any notice or other communication hereunder must be given in writing and either (a) delivered in Person (including via courier), (b) transmitted by electronic telecommunications mechanism:

If to Purchaser or the Company, following the Closing, addressed to:	Titan Innovations Ltd. Address: 26 Maskit St., Herzlyia, Israel, 4673326 Attention: Yahav Regev Email: yahav@titangroup.io

With copies to (which copies shall not constitute notice):	Shibolet & Co., 4 Itzhak Sade St. Tel Aviv 6777520 Israel Attention: Ido Shomrony, Adv. I.Shomrony@shibolet.com;

If to the Seller	Sky Sovereign Inc. Attn: COMSovereign Holding Corp. Address: 5000 Quorum Drive, Dallas, TX 75254, USA Attention: David Knight Email: legal@comsovereign.com

With copies to (which copies shall not constitute notice):	FISCHER (FBC & Co.) 146 Menachem Begin Rd. Tel Aviv 6492103, Israel Attention: Galai Sharir, Adv. gsharir@fbclawyers.com or to such other address or to such other Person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) when delivered in Person, (ii) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 11.10.

11.11 Expenses. The Seller, on the one hand, and the Purchaser, on the other hand, shall pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the Transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of its accountants and counsel and of securing third party consents and approvals required to be obtained by it, and the Seller shall not pay such expenses through the Company.

11.12 Waiver. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

11.13 Disclosures; Representation By Counsel; Interpretation.

(a) No information or knowledge obtained by Purchaser during the pendency of the Transactions contemplated by this Agreement, including in any due diligence investigation, shall affect or be deemed to modify any representation, warranty, covenant, condition or obligation under this Agreement.

(b) Each of the Seller and Purchaser acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the Transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Parties.

11.14 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement shall remain in full force and effect; provided, that the essential terms and conditions of this Agreement for all Parties remain valid, binding and enforceable. In the event of any such determination, then, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the Parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

11.15 Injunctive Relief. Notwithstanding anything herein to the contrary, each of the Parties understands, acknowledges and agrees that in the event of a breach or threatened breach of any of the covenants and promises contained in this Agreement, the other Parties may suffer irreparable injury for which there is no adequate remedy at law and will therefore be entitled to seek to obtain injunctive relief, restraining order, specific performance order or such other equitable relief (other than rescission) enjoining such breach or threatened breach.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

PURCHASER:

By:	/s/ Chaimi Nissel
Name:	Chaimi Nissel
Its:	Chairman

SELLER:

By:	/s/ David Knight
Name:	David Knight
Its:	Director

COMPANY:

By:	/s/ Shuki Rynski
Name:	Shuki Rynski
Its:	CEO

PARENT:

As the sole shareholder of Seller, Parent hereby guarantees the performance of all obligations of the Seller included in this Agreement.

By:	/s/ David Knight
Name:	David Knight
Its:	Director